CONTACT:  MicroAge, Inc.
                                                       Michelle Gorel
                                                       480-366-1218

                                                       Sitrick And Company, Inc.
                                                       Michael Sitrick
                                                       Ann Julsen
                                                       310-788-2850


            MICROAGE, INC. FACILITATES TRANSITION TO A B2B TECHNOLOGY

                  SOLUTIONS PROVIDER THROUGH CHAPTER 11 FILING

         RECEIVES COMMITMENT FOR $225 MILLION IN POST-PETITION FINANCING

     TEMPE, ARIZ. - APRIL 13, 2000 - MicroAge, Inc. (NASDAQ:MICA) announced today that, to facilitate the restructuring necessary to continue its transformation into a business-to-business (B2B) technology solutions provider, the Company and certain subsidiaries have filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code.

     In conjunction with the filing, MicroAge has received a commitment from a group of financial institutions led by Citibank, N.A. for $225 million in debtor-in-possession (DIP) financing. The DIP financing facility, which is subject to Court approval, is expected to provide adequate funding for all post-petition trade and employee obligations, as well as the Company's ongoing operating needs during the restructuring process.

     "The actions we have taken today, as painful as they are, will allow us to accelerate the transformation of the Company to effectively compete in the digital marketplace," said Jeffrey D. McKeever, Chairman and Chief Executive Officer. "Over the next several weeks and months, MicroAge will make the changes necessary to meet the demands of the dynamically changing computer industry. Business will go on as usual, and MicroAge will continue to operate without interruption. The quality standards we've been known for in the past remain important to our future. Our customers can continue to expect our ongoing commitment to fulfilling their needs.

     "During the past few months," McKeever continued, "the Company has taken significant steps to consolidate support functions for its two largest business units and to streamline its operations, which is expected by the end of the current quarter to reduce operating expenses by $164 million on an annualized basis. We recently introduced industry leading e-commerce solutions and formed a separate e-business subsidiary, Eleris, specializing in the development of B2B e-commerce procurement solutions."

     McKeever said that in February MicroAge restructured its management team, appointing Christopher J. Koziol to the positions of president and chief operating officer to head strategic development and day-to-day operations of the Company.

     "The new business model that we have developed will allow MicroAge to respond to the rapidly changing marketplace," Koziol stated. "MicroAge is evolving to serve the needs of businesses in a connected economy. This reorganization will allow us to focus on our strategic initiatives to become a leader in e-commerce and will expand our ability to unleash exciting new technologies. As we retool our operations, MicroAge will have the ability to deliver technology products and services more efficiently and effectively than ever before."

     McKeever noted that the decline in the Company's sales during the first quarter, predominantly related to a lack of client demand associated with Year 2000 concerns resulted in constraints by the Company's lenders and a tightening of credit terms from its vendors, this made it more difficult to obtain sufficient product at prices and terms necessary to successfully meet customer needs and demand. "The new DIP financing and the priority status the Bankruptcy Court affords to payment for post-petition purchases of goods during this process should facilitate improved trade terms with our vendors," McKeever said.

     McKeever said that the Company is in contact with a number of its major vendors and "we expect them to support the Company during this process. We are encouraged by our new business model and the advantages it provides. We are confident that these changes will provide the foundation for our future success."

     The Company filed Chapter 11 petitions in the U.S. Bankruptcy Court for the District of Arizona in Phoenix for MicroAge, Inc. and its principal subsidiaries, including Pinacor, Inc. and MicroAge Technology Services, L.L.C. MicroAge, Inc., a Fortune 500 company, is a global provider of efficient technology solutions. The Company is composed of information technology businesses that deliver technology infrastructure solutions through ISO 9001-certified, multi-vendor integration services and distributed computing solutions to large organizations and computer resellers worldwide. The Company does business in more than 40 countries and offers over 250,000 products from more than 1,000 vendors backed by a suite of technical, financial, logistics and account management services.






This press release contains forward-looking statements, which are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Some of the important factors that could cause future events and actual results to differ materially from those projected in forward-looking statements include, but are not limited to, intense competition; narrow margins; the capital intensive nature of the Company's business and the availability of working capital financing; changes in vendor terms and conditions; product supply and dependence on key vendors; and changes in customer demand. In addition, please refer to Part II, Item 7 to the Company's Report on Form 10-K for the fiscal year ended October 31, 2000 and Item 2 in the Company's most recent 10-Q for a discussion of some of the important factors that could cause the Company's actual results to differ materially form those projected in forward-looking statements made by the Company.